Exhibit 99.1

Hungarian Telephone and Cable Corp. Completes Reorganization Merger

SEATTLE--(BUSINESS WIRE)--February 26, 2009--Hungarian Telephone and Cable Corp. (NYSE ALTERNEXT U.S.:HTC) (“HTCC”) announced today that the reorganization of HTCC as a Danish limited liability company has been completed. Trading of the new Danish company, Invitel Holdings A/S (“Invitel Denmark”), will begin as of the opening of trading on the NYSE Alternext on February 27, 2009 under the symbol “IHO.” All shares of HTCC’s outstanding common stock have automatically been converted into the right to receive American depositary shares of Invitel Denmark, provided that shareholders will be entitled to elect to receive ordinary shares in Invitel Denmark instead of Invitel Denmark ADSs. The number of ordinary shares in Invitel Denmark owned by each shareholder as a result of the reorganization, directly or through ADSs, is the same as the number of shares of common stock previously owned in HTCC immediately prior to the reorganization.

Invitel Denmark’s exchange agent will mail to each holder of record of HTCC common stock a letter of transmittal for use in effecting delivery of certificates formerly representing the HTCC shares to the exchange agent for conversion into securities of Invitel Denmark.

ABOUT INVITEL HOLDINGS A/S

Invitel Holdings A/S, formerly Hungarian Telephone and Cable Corp., operating under the Invitel brand name, is the number one alternative and the second-largest fixed line telecommunications and broadband Internet Services Provider in the Republic of Hungary with more than 1 million customers in Hungary. In addition to delivering voice, data and Internet services in Hungary, it is also a leading player in the Central and Eastern European wholesale telecommunications market.

Forward-Looking Statements

The information above includes forward-looking statements about HTCC and Invitel Denmark. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by HTCC from time to time in its filings with the U.S. Securities and Exchange Commission. As a result of these factors, HTCC’s actual results may differ materially from those indicated or implied by such forward-looking statements.

CONTACT:
Hungarian Telephone and Cable Corp.
Hungary:
Robert Bowker, Chief Financial Officer
(011) 361-801-1374
or
U.S.:
Peter T. Noone, General Counsel
206-654-0204